As filed with the Securities and Exchange Commission on October 9, 2009
Registration No. 333-162213
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Real Estate Information Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 383 Guangyan Road
Shanghai 200072
People’s Republic of China
(86-21) 6086-8099
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Kurt J. Berney, Esq. O’Melveny & Myers LLP 37/F, Plaza 66, Tower 1 1266 Nanjing Road West Shanghai 200040 People’s Republic of China (86-21) 2307-7000	David J. Roberts, Esq. O’Melveny & Myers LLP 37/F, Yin Tai Centre Office Tower No. 2 Jianguomenwai Avenue, Chaoyang District Beijing 100022 People’s Republic of China (86-10) 6563-4200

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be registered	Amount to be registered(1)(2)	offering price per share	aggregate offering price(1)	Amount of registration fee
Ordinary shares, par value $0.0002 per share(2)(3)	20,700,000	$13.80	$285,660,000	$15,940(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-162307). Each American depositary share represents one ordinary share.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EX-1.1
EX-1.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1, Exhibit 1.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5, Exhibit 10.6, Exhibit 10.7 and Exhibit 10.8 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued our securities (including options to acquire our ordinary shares) as described below. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Upon incorporation, we issued 1,000 ordinary shares with a par value of $0.0001 per share on August 21, 2008 and additional 99,999,000 ordinary shares on January 1, 2009, to E-House (China) Holdings Limited in return for a total capital contribution of $10,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House and 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for their indirect equity interests in China Online Housing, as a result of which our total issued and outstanding shares increased from 50,000,000 to 74,555,555 ordinary shares.

On January 1, 2009, July 15, 2009, July 30, 2009 and September 24, 2009, we granted options to acquire our ordinary shares to certain of our directors, executive officers and employees and certain E-House’s employees, based on our share incentive plan adopted on September 9, 2008. On July 30, 2009, options with 300,000 underlying ordinary shares were surrendered for cancellation in exchange for the same number of restricted shares having the same vesting schedule and a purchase price equal to the original option exercise price. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 7,821,500 and the aggregate number of restricted shares granted under the plan is 300,000. See “Management—Share Incentive Plan.”

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on October 9, 2009.

China Real Estate Information Corporation

By:	/s/ Xin Zhou
 Name:     Xin Zhou

Title:	Co-Chairman of the Board of Directors Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Zhou Name: Xin Zhou	Co-Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 9, 2009

/s/ Bin Laurence Name: Bin Laurence	Chief Financial Officer (principal financial and accounting officer)	October 9, 2009

* Name: Zuyu Ding	Co-President	October 9, 2009

* Name: Xudong Zhu	Director	October 9, 2009

* Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	October 9, 2009

*By	/s/ Bin Laurence
Attorney-in-fact

CHINA REAL ESTATE INFORMATION CORPORATION

EXHIBIT INDEX

Exhibit Number		Description of Document

1.1		Form of Underwriting Agreement.
1.2		Form of Side Letter, dated , between the Registrant and Merrill Lynch, Pierce Fenner & Smith Incorporated.
3	.1*	Memorandum and Articles of Association of the Registrant, as currently in effect.
3	.2*	Amended and Restated Memorandum and Articles of Association of the Registrant.
4	.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).
4	.2*	Registrant’s Specimen Certificate for Ordinary shares.
4	.3*	Form of Deposit Agreement, dated , among the Registrant, the depositary and holder of the American Depositary Receipts.
5	.1*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered.
8	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8	.2†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters.
10	.1*	Share Incentive Plan.
10	.2*	Form of Indemnification Agreement with the Registrant’s directors.
10.3		Employment Agreement with Xin Zhou.
10.4		Employment Agreement with Bin Laurence.
10.5		Employment Agreement with Zuyu Ding.
10.6		Employment Agreement with Jun Luo.
10.7		Employment Agreement with Yan Zhang.
10.8		Employment Agreement with Zhongmin Jin.
10	.9*	Master Transaction Agreement, dated July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10	.10*	Offshore Transitional Services Agreement, dated July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10	.11*	English translation of Onshore Transitional Services Agreement, dated July 27, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Real Estate Consultant and Sales (Group) Co., Ltd.
10	.12*	Non-Competition Agreement, dated July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10	.13*	English translation of Consulting and Services Agreement, dated June 30, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Real Estate Consultant and Sales (Group) Co., Ltd..
10	.14*	English translation of Onshore Cooperation Agreement, dated August 31, 2009, among Shanghai Real Estate Consultant and Sales (Group) Co., Ltd., Shanghai CRIC Information Technology Co., Ltd. and Shanghai Tian Zhuo Advertising Co., Ltd.
10	.15*	English translation of Equity Pledge Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10	.16*	English translation of Exclusive Call Option Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10	.17*	English translation of Loan Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.
10	.18*	English translation of Loan Agreement, dated September 8, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.

Exhibit Number		Description of Document

10	.19*	English translation of Amended and Restated Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.
10	.20*	English translation of Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Xin Zhou and Xudong Zhu.
10	.21*	English translation of Loan Agreement, dated April 1, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.
10	.22*	English translation of Loan Agreement, dated September 8, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.
10	.23*	English translation of Shareholder Voting Rights Proxy Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10	.24*	English translation of Consulting and Service Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Tian Zhuo Advertising Co., Ltd.
10	.25*	English translation of Exclusive Call Option Agreement dated, September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.26*	English translation of Loan Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Xudong Zhu and Jun Luo.
10	.27*	English translation of Shareholder Voting Rights Proxy Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.28*	English translation of Equity Pledge Agreement, dated September 29, 2009, between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.29*	English translation of Exclusive Technical Support Agreement, dated May 8, 2008, between Shanghai SINA Leju Information Technology Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10	.30*	English translation of Real Estate Market Information System and Project Consulting Services Strategic Cooperation Agreement, dated December 2007, between Evergrande Real Estate Group and Shanghai CRIC information Technology Co., Ltd.
10	.31*	English translation of Real Estate Market Information System and Project Market Consulting Strategic Cooperation Agreement, dated April 1, 2008 between Shanghai Urban Development (Group) Co., Ltd. and Shanghai CRIC Information Technology Co., Ltd.
10	.32*	English translation of Project Promotion and Buyer Searching Service Agreement, dated August 1, 2007, between Sky East Resources Ltd. and E-House Real Estate Ltd.
10	.33*	Share Purchase Agreement, dated July 23, 2009, between the Registrant and SINA Corporation.
10	.34*	Amendment Agreement to the Share Purchase Agreement, dated September 29, 2009, between the Registrant and SINA Corporation.
10	.35*	Form of Shareholders Agreement, dated , by and among the Registrant, E-House (China) Holdings Limited and SINA Corporation.
10	.36*	Form of Registration Rights Agreement, dated , by and among the Registrant, E-House (China) Holdings Limited and SINA Corporation.
10	.37*	English translation of Amended and Restated Advertising Inventory Sale Agency Agreement, dated August 31, 2009, between SINA Corporation and China Online Housing Technology Corporation.
10	.38*	Domain Name and Content License Agreement, dated September 2009, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10	.39*	Trademark License Agreement, dated September 2009, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.

Exhibit Number		Description of Document

10	.40*	Software License and Support Services Agreement, dated September 2009, between SINA.com Technology (China) Co. Ltd. and Shanghai SINA Leju Information Technology Co., Ltd.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Deloitte Touche Tohmatsu, an Independent Registered Public Accounting Firm.
23	.2*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.
23	.3*	Consent of Maples and Calder.
23	.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
23	.5*	Consent of Fangda Partners.
23	.6*	Consent of Frost & Sullivan.
23	.7*	Consent of Jones Lang LaSalle Sallmanns Limited.
23	.8*	Consent of Charles Chao.
23	.9*	Consent of Neil Nanpeng Shen.
23	.10*	Consent of Hong Du.
23	.11*	Consent of Fan Bao.
23	.12*	Consent of David Zhang.
23	.13*	Consent of Ya-Qin Zhang.
24	.1*	Powers of Attorney (included on signature page).
99	.1*	Code of Business Conduct and Ethics of the Registrant.

*  Filed previously.

†  To be filed by amendment.